Exhibit 3.1

BY-LAWS

BRASIL TELECOM S.A.

CHAPTER I

LEGAL SYSTEM

Article 1 - BRASIL TELECOM S.A. is a publicly held company, which is governed by these By-Laws and applicable legislation.

Article 2 - The propose of the Company is to render telecommunications services and conduct the activities required or useful for the performance of these services, in compliance with the concessions, authorizations and permits granted to it.

Sole Paragraph - In the achievement of its purpose, the Company may include among its assets third-party assets and rights, as well as:

I. hold stakes in the capital of other companies, provided that it maintains compliance with Brazil’s National Telecommunications Policy

II. establish wholly-owned subsidiaries in order to perform the activities encompassed by its corporate purpose and that should preferably be decentralized;

III. undertake imports of goods and services required to perform the activities encompassed by its corporate purpose;

IV. provide technical assistance services to telecommunications enterprises, performing activities of common interest;

V. engage in study and research activities designed to foster the development of the telecommunications sector;

VI. execute contracts and agreements with other companies engaged in rendering telecommunications services or with any persons or entities, in order to ensure the operation services, without adversely affecting its duties and responsibilities, and

VII. participate in other activities that are similar to or correlated with its corporate purpose;

Article 3 - The Company’s headquarters is in Brasília, Federal District, at SIA SUL - ASP - LOTE D - BLOCO B, and may, by decision of its Senior Management, in compliance with article 31, create and close branches and offices at any point in the areas it operates.

Article 4 - The duration term of the Company is undetermined.

CHAPTER II

CAPITAL STOCK

Article. 5 - The subscribed capital stock, totally paid off, is of R$3,470,758,351.96 (three billion, four hundred and seventy million, seven hundred and fifty-eight thousand, three hundred and fifty-one reais and ninety-six centavos), represented by 560,950,289 (five hundred and sixty million, nine hundred and fifty thousand and two hundred and eighty nine) shares, of which 249,597,049 (two hundred and forty-nine billion, five hundred ninety-seven million, forty-nine thousand) shares are voting shares and 311,353,239 (three hundred and eleven million, three hundred and fifty-three thousand, two hundred and thirty nine) shares are preferred shares, all nominative shares, with no par value.

Article 6 - The Company is authorized to increase its capital stock, upon the resolution of the Board of Directors, up to the limit of 800,000,000 (eight hundred million) shares, voting or preferred, subject to the legal limit of  2/3 (two thirds) for the issuance of preferred shares with no right to vote.

Article 7 - Through the resolution of the Shareholders’ Meeting or of the Board of Directors, the capital of the Company’s capital stock may be increased by the capitalization of accumulated profit or by reserves formerly made for this purpose by the Shareholders’ Meeting.

1st Paragraph - The capitalization shall be made with no alteration to the number of shares.

2nd Paragraph - The balance of reserves under 1% (one percent) of capital stock may not be capitalized.

Article 8 - The capital stock is represented by voting and preferred shares, with no par value, and there is no requirement that the shares keep its proportion in capital increases.

Article 9 - Through resolution of the Shareholders’ Meeting or of the Board of Directors, the preferential rights for the subscription of shares, issuance of bonds or convertible debentures into shares, in the cases set forth in article 172 of the Corporate Law, may be excluded.

CHAPTER III

SHARES

Article 10 - The capital stock is represented by voting nominal and preferred nominal shares and with no par value.

Article 11 - Each voting share corresponds to the right for one vote at the deliberations of the Shareholders’ Meeting.

Article 12 - The preferred shares have no right to vote, being assured priority in the payment of the minimum and non cumulative dividend of 6% (six percent) per year of the value of the division of the capital stock by the total number of shares of the Company or 3% (three percent) per year of the book value of shareholders’ equity divided by the total number of shares of the Company, whichever is higher.

1st Paragraph - The preferred shares of the Company shall be granted the right to vote, through separate voting, in the decisions related to the hiring of foreign entities linked to the controlling shareholders, in the specific cases of management service agreements, including technical assistance, in accordance with the terms of the caption of this article.

2nd Paragraph - The preferred shares of the Company shall be granted the right to vote in the decisions related to employment of foreign entities linked to the controlling shareholders, in terms of management services, including technical assistance, and with values that shall not exceed the following percentages of annual sales for the Fixed Switched Telephone Service of the Telecommunication Transport Network and the Mobile Highway Telephone Service, tax and contributions deducted: (i)1% (one percent) a year, up to December 31, 2000; (ii)0.5% (zero point five percent) a year, from January 1, 2001 to December 31, 2002; and (iii) 0.2% (zero point two percent) a year, as of January 1, 2003, in compliance with the terms of the caption of this article.

3rd Paragraph - The preferred shares shall acquire the right to vote if the Company omits to pay the minimum dividends for 3 (three) consecutive years to its bearers, in accordance with the terms of the caput of this article.

Article 13 - The shares of the Company are subscribed, and are kept at a deposit account at a financial institution in the name of the bearers, with no issuance of certificates.

CHAPTER IV

SHAREHOLDERS’ MEETING

Article 14 - The Shareholders’ Meeting is the governing body of the Company, with powers to deliberate over all the business relating to the Company’s purposes and to take the measures it deems necessary for its protection and development.

Article 15 - In addition to the duties set forth by law, the Shareholders’ Meeting is individually responsible for setting the global remuneration of the members of the Board of Directors and Senior Management and the individual remuneration of the members of the Fiscal Council.

Article 16 - The Shareholders’ Meeting is summoned by the Board of Directors, or in the form set forth in the Sole Paragraph of Article 123 of Law No. 6,404/76. Whenever the Board of Directors summons a Shareholders’ Meeting, it is up to the Chairman to co-substantiate the act.

Article 17 - The Shareholders’ Meeting is instated by the President of the Company or, in his absence or due to his impediment, by any Officer, or also, by an attorney-in-fact duly vested with specific powers for this purpose. The Meeting shall be presided over by the President of the Company, who is also responsible for choosing the secretary. In the absence of the President of the Company, the meeting shall be presided over by any Officer, or by an attorney-in-fact vested with specific powers. In the case of absence and/or impediment of any officers, the Shareholders’ Meeting has the power to elect the president of the meeting and the respective secretary, following the mechanism of this article.

Article 18 - The discussions and deliberations of the Shareholders’ Meeting shall be written in the book of minutes, signed by the members of the board and by the shareholders present, which represent, at least, the majority required for the deliberations assumed.

1st Paragraph - The minutes may be drafted in summarized form, including manifestations and protests.

2nd Paragraph - Except for counter deliberations of the Meeting, the minutes shall be published with omission of the signatures of the shareholders.

Article 19 - Annually, in the four first months subsequent to the end of the fiscal year, the Shareholders’ Meeting will meet, ordinarily, to:

I. take the accounts of the administrators, examine, discuss and vote over the financial statements;

II. deliberate about the destination of the net profit of the year; and

III. elect the members of the Fiscal Council and, whenever the case, the members of the Board of Directors.

Article 20 - The Shareholders’ Meeting shall meet, extraordinarily, whenever the interests of the Company require so.

CHAPTER V

COMPANY’S MANAGEMENT

SECTION I

GENERAL RULES

Article 21 - The Company’s Management is exercised by the Board of Directors and by the Senior Management.

1st Paragraph - The Board of Directors, as a collegiate decision-making body, exercises the Company’s top-level administration.

2nd Paragraph - The Senior Management is the body which represents the executive administration of the Company, with the duties established in these By-Laws.

3rd Paragraph - The duties and powers granted by law to each of the administrative bodies may not be granted to any other body.

Article 22 - The managers take office upon the writing of the terms-of-office into the Book of Minutes of the Meetings of the Board of Directors or of the Senior Management, according to the case.

Article 23 - The mandate of the managers is of 3 (three) years, with reelection allowed.

Sole Paragraph - The mandate of the managers is considered to run until their successors come into power.

SECTION II

BOARD OF DIRECTORS

Article 24 - In addition to the duties set forth by law, the Board of Directors is responsible for:

I. approving the annual budget of the Company, along with the objective and business strategy plan envisioned for the period the budget is in effect;

II. deliberating on the capital increase of the Company up to the limit of the authorized capital, as well as deliberating on the issue of stock or subscription bonus, including the exclusion of the preferential right of the shareholders, setting the issue and placement conditions of the stock or subscription bonus;

III. authorizing the issue of commercial papers for public subscription;

IV. resolving, when delegated by the Shareholders’ Meeting, about issuance conditions of the debentures, in compliance with the 1st paragraph in article 59 of Law No. 6,404/76;

V. authorizing the sale of debentures, including those convertible into shares, issued by the Company held in treasury;

VI. authorizing the acquisition of the Company’s issued shares, for the purpose of cancellation or holding in treasury for subsequent sale;

VII. approving the making of investments and disinvestments in the capital of other companies, in amounts greater than the Senior Management’s scope of authority;

VIII. authorizing the sale or encumbrance of goods which comprise the Company’s permanent assets, with individual value greater than the Senior Management’s scope of authority;

IX. authorizing the acquisition of goods for the permanent assets or the execution of contracts, with individual value greater than the Senior Management’s scope of authority;

X. within the limit of authorized capital, approving the grant of stock options to its managers, employees and to individuals who render services to the Company.

XI. authorizing the Company to grant real estate or fidejussionary collateral in favor of third parties, in amounts greater than the Senior Management’s scope of authority;

XII. approving the Company’s sponsoring policies, as well as authorizing the practice of gratuitous acts, for the benefit of the employees or of the community, in light of the Company’s corporate responsibilities, provided that, in the case of rendering of guarantees to employees being transferred and/or relocated interstate and/or inter-city does not require previous approval from the Board of Directors;

XIII. providing for the Senior Management’s scope of authority in respect of the acquisition, disposal or encumbrance of the assets forming the Company’s permanent assets, the granting of collateral in general, execution of contracts, making of investments and disinvestments, waiver of rights and transactions of any kind, taking of loans and financings, lease agreements and issuance of promissory notes (with the exception of the hypothesis of item III of this article);

XIV. authorizing investments in new businesses or the creation of subsidiaries;

XV. deliberating on the approval of a “Depositary Receipt” program issued by the Company ;

XVI. authorizing the Company to enter into, alter or cancel Shareholders Agreements;

XVII. approving the policy for complementary social security of the Company and the collective agreements;

XVIII. approving the Internal Regulation of the Board of Directors;

XIX. approving the proposal of the Board regarding the Company’s Regulation with its respective organizational structure, including the competence and duties of the Company’s officers;

XX. electing and dismissing, at any moment, the Company’s Officers, including the Chief Executive Officer, assigning duties to them, in compliance with the provisions of these By-Laws;

XXI. dividing the global remuneration amount, set by the Shareholders’ Meeting, between the members of the Board of Directors and the Company’s officers, setting their individual remuneration;

XXII. performing other activities which may be appointed by the Shareholders’ Meeting;

XXIII. oversee that the Company, during the licensing term and its renewal, binds itself to assuring the effective existence, on national territory, of centers for deliberation and implementation of strategic, management and technical decisions involved in the performance of the License Agreement of the Public Switched Telephone Network (PSTN), the Authorization Term for Telecommunication Transport Network Service, the Authorization Term for Mobile Highway Telephone Service, and also making this obligation reflect on the composition and the decision making procedures of its management bodies.

XXIV. creating technical and consulting committees to provide assistance to the Company, whether or not permanent, whenever this shall be deemed necessary, the duties of which shall be established by means of specific regiments; and

XXV. choosing, removing and deciding on the remuneration of the independent auditors appointed by the Fiscal Council.

1st Paragraph - In each fiscal year, at the first meeting following the convening of the Shareholders General Meeting, the Board of Directors shall discuss and review the Senior Management’s areas of authority, in accordance with the duties established in this article.

2nd Paragraph - The Board of Directors if prohibited from effecting modifications in the Senior Management’s areas of authority in periods of time of less than six months.

3rd Paragraph - In any of the hypothesis contemplated by item XIII of this Article 24, in which the value of the act or contract shall be of less than five million Reais (updated annually by the variation of the IGP-M, as from April 10, 2007), the provisions of Article 31 of these By-Laws shall apply, and collective resolution by the Senior Management shall not be required.

Article 25 - The Board of Directors is comprised of 3(three) to 7 (seven) effective members and the same number of alternate members.

1st Paragraph - The members of the Board of Directors and their respective alternate members are elected by the Shareholders’ Meeting which appoint, among them, the Chairman and the Vice-Chairman of the Board.

2nd Paragraph - The holders of preferred shares shall be granted the right, through separate voting, to elect a member of the Board of Directors and its respective alternate.

3rd Paragraph - The alteration of the terms set forth in Paragraph 2 of this article depends on the approval, separately, of the holders of preferred shares.

4th Paragraph - The Company’s Internal Audit shall be subordinated to the Board of Directors.

Article 26 - The effective members of the Board of Directors will be replaced by their respective alternates in the event of absence, impediment or vacancy.

Sole Paragraph - In the event of vacancy in a position of effective member and if the respective alternate member does not replace the effective member, Art. 150 of Law 6.404/76 shall be applied.

Article 27 - The Board of Directors will meet ordinarily once every calendar month and, extraordinarily, upon calls made by its Chairman or by 2 (two) Board members, and minutes of the Meetings shall be drawn up.

1st Paragraph - The calls shall be made by letter, telegram or fax delivered at least 10 (ten) days in advance, except in the cases of uncontested urgency, at the sole discretion of the Chairman of the Board of Directors, and the notice must contain the agenda of the meeting.

2nd Paragraph - The members of the Board of Directors may participate in the board meetings by means of conference calls, videoconference, or by any other means allowing all Directors to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all those present before the next meeting.

Article 28 - The Board of Directors shall deliberate by absolute majority of votes, with the presence of the majority of its members, provided that it is Board’s Chairman decision, when necessary, to remit the proceedings that co-substantiate such deliberations.

Article 28-A - The following shall not be elected to the Board of Directors (i) those who occupy positions in companies that are considered competitors in the market, in particular, in advisory committees, board of directors or fiscal council; or (ii) have interests which conflict with those of the Company.

SECTION III

SENIOR MANAGEMENT

Article 29 - The Senior Management is comprised of 5 (five) to 9 (nine) members, among them the Chief Executive Officer, with the remainder of the Officers without specific designation, elected by the Board of Directors, which body is responsible for defining their respective duties.

1st Paragraph - The Senior Management shall act as a collegiate decision-making body, subject to the individual duties of each one of its members, as per these By-Laws.

2nd Paragraph - The Officers are responsible for complying and causing the compliance with these By-Laws, the resolutions taken by Shareholders’ Meetings, by the Board of Directors and by the Senior Management Meetings, as well as the practice of all acts that shall be necessary for the regular conduct of the Company’s affairs.

3rd Paragraph - The Chief Executive Officer shall be responsible for:

I - submitting to the Board of Directors the proposals approved in Senior Management Meetings, when applicable;

II - keeping the members of the Board of Directors informed of the Company’s activities and the status of the Company’s affairs and corporate business;

III - directing and coordinating the actions of the other Officers; and

IV - exercising other duties conferred upon him by the Board of Directors.

4th Paragraph - The other Officers shall be responsible for assisting and helping the Chief Executive Officer in the management of the Company’s business and, under the direction and coordination of the Chief Executive Officer, exercising the duties conferred upon them by the Board of Directors.

5th Paragraph - The office of Investors’ Relations Officer, whether or not exercised in combination with other duties, will be held by the Officer appointed by the Board of Directors when electing the Senior Management. The aforesaid office shall be occupied at all times.

Article 30 - In the absences and temporary impediments of the Chief Executive Officer, he shall be replaced by the Officer to be designated by the Board of Directors.

1st Paragraph - In the case of simultaneous absences and impediments of the Chief Executive Officer and of his replacement, the Presidency shall be exercised by another Officer appointed by the Board of Directors

2nd Paragraph - The other Officers at their temporary absences or impediments are replaced by the Officer appointed by the Chief Executive Officer.

3rd Paragraph - In the case of vacancy in the position of an effective Officer, the Board of Directors will promote the election of a replacement to complete the mandate of the replaced person.

Article 31 - Subject to the provisions contained in these By-Laws, the Company shall be bound by: (i) the joint signature of 2 (two) Officers, of which one, necessarily, must be the Chairman; (ii) the signature of 1 (one) Officer in combination with an attorney-in-fact; or (iii) the joint signature of 2 (two) attorneys-in-fact, invested with specific powers. Services of process and judicial or extra-judicial notifications shall be served to the Officer designated by the Board of Directors or the attorney-in-fact appointed pursuant to the provisions of this Article

Sole Paragraph - The tools of the mandate granted by the Company, which shall be signed jointly by 2 (two) Directors, of which one must necessarily be the Chairman, must specify the powers granted and, with exception to those used for legal purposes, will have the maximum validity period of 1 (one) year.

Article 32 - It is incumbent upon the members of the Senior Management, as a collegiate body:

I - to comply and cause the compliance with the general guidelines of the Company’s business established by the Board of Directors;

II - to elaborate and propose to the Board of Directors general human resources policies for the Company, and to comply with the approved policies;

III - to resolve on the organizational structure of the Company;

IV - to elaborate and propose to the Board of Directors, on an annual basis, the strategic guidelines and the Company’s strategic plan, and to execute the strategic plan as approved;

V - to elaborate and propose to the Board of Directors the Company’s annual and multi-annual budgets, and to execute the budgets as approved;

VI - to elaborate and propose to the Board of Directors the Company’s financial policies, and to execute the policies as approved;

VII - In each fiscal year, to prepare the Annual Managerial Report, the Financial Statements, the proposal for allocation of net profits of the period and the distribution of dividends, to be submitted to the approval of the Board of Directors, and subsequently of the Shareholders’ Meeting;

VIII - to authorize the execution of contracts, agreements and conventions constituting encumbrances, liabilities or commitments to the Company, being authorized in this connection to establish rules and delegate powers and authorizations, in accordance with the Senior Management’s scope of authority established by the Board of Directors;

IX - to manage equity interests held in other controlled and affiliated companies subject to the guidelines fixed by the Board of Directors; and

X - to establish, subject to the limits of the Senior Management’s scope of authority as established by the Board of Directors, the areas of authority along the hierarchic chain of the Company’s administrative structure.

1st Paragraph - The Chief Executive Officer shall be responsible for calling, ex officio or at the request of two or more Officers, and presiding over the meetings of the Senior Management, which shall take place at least every fifteen days, or a lesser periodicity as per resolution by the collective Senior Management, subject to the following provisions:

a) The Chief Executive Officer shall conduct the meetings of the Senior Management, seeking to prioritize consensual resolutions among its members.

b) Whenever a consensus shall not be reached, the Chief Executive Officer may: (i) submit the matter to a majority vote including using a casting vote in case of tie; or (ii) remove the matter from the agenda.

2nd Paragraph - The quorum for convening a Senior Management meeting shall be the majority of its acting members and the resolutions shall be made by the affirmative vote of the majority of Officers attending the meeting, subject to the provisions of 1st Paragraph of this article, and Minutes of these meetings shall be drawn up.

3rd Paragraph - In the absence of the Chief Executive Officer, the Officer appointed pursuant to the provisions of Article 30 of these By-Laws shall preside over the Senior Management meeting, and the accumulation of votes shall not be permitted.

CHAPTER VI

FISCAL COUNCIL

Article 33 - The Fiscal Council is the body which inspects Company’s management, and must act permanently.

Article 34 - The Fiscal Council shall be comprised of 3 (three) to 5 (five) effective members and the same of alternate members.

1st Paragraph - The mandate of the Fiscal Council members ends at the first Annual Shareholders’ Meeting subsequent to the respective election, with reelection being allowed. The Council members shall remain in their positions until their successors take over.

2nd Paragraph - The Fiscal Council members, at their first Meeting, will elect their Chairman, who will be in charge of remitting the deliberations of the body.

3rd Paragraph - The Fiscal Council may request that the Company appoint qualified personnel to act as secretary and render technical assistance.

Article 35 - The Fiscal Council shall meet, ordinarily, once every month and, extraordinarily, when required.

1st Paragraph - The Meetings are summoned by the Chairman of the Fiscal Council or by 2 (two) members of the Fiscal Council.

2nd Paragraph - The Fiscal Council deliberates by majority of votes, with the presence of the majority of its members.

3rd Paragraph - The members of the Fiscal Council may participate in the meetings of that body by means of conference calls, videoconference, or by any other means allowing all members to see and/or hear one another and, in this case, they shall be deemed as having attended the meeting, and the corresponding Minutes shall be drawn up and signed by all those present before the next meeting.

Article 36 - The effective members of the Fiscal Council are replaced, in their absence or impediment, by their respective alternate member.

Article 37 - If a member of the Fiscal Council is absent, without just cause, to 2 (two) consecutive Assemblies or 3 (three) interspersed ones, during a corporate year, his position is declared vacant, except in the cases of death, resignation, destitution and other terms set forth by law.

Sole Paragraph - In case there is a vacancy for an effective member’s position in the Fiscal Council and if the alternate member does not replace the effective member, the Fiscal Council shall meet to elect a replacement.

CHAPTER VII

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 38 - The fiscal year coincides with the calendar year.

Article 39 - At the end of each year, the Senior Management will prepare the Balance Sheet and all other financial statements required by law.

Article 40 - The Board of Directors shall present in the Shareholders’ Meeting, in combination with the financial statements, the proposal for the destination of the net profit of the period, as set forth by the dispositions of these By-Laws and the law.

Sole Paragraph - 25% (twenty-five percent) of the adjusted net earnings shall be mandatorily distributed with dividends, in the manner set forth in the following article.

Article 41 - The dividends shall be paid first to the preferred shares up to the limit of preference, followed by the dividends of the holders of common shares up to the limit of the preferred shares; the balance shall be apportioned to all the shares, under equal conditions.

Sole Paragraph - Except when stated otherwise by the General Meeting, the dividends shall be paid “pro rata die”, subsequent to the realization of capital.

Article 42 - After the payment of the minimum required dividend, a Shareholders’ Meeting will decide about the destination of the remaining balance of the net profit of the period, which, by proposal of the management, may be used in the proportion in which they are to be deliberated, as: (i) supplementary dividend payment to the shareholders; (ii) transfer to the following year, as accumulated earnings, as long as duly justified by the managers to finance the investment plan set forth in the budget of capital.

Article 43 - The Company may, by deliberation of the Board of Directors, pay or credit, in dividends, interests on shareholders’ equity, in compliance with article 9 of Law 9,249, on 12/26/95. The interests will be compensated with the amount of the minimum required dividend due in the fiscal year to the holders of both common and preferred shares.

1st Paragraph - Dividends and interests on shareholders’ equity contemplated in the caput hereof shall be paid at the times and in the manner indicated by the Senior Management, reverting to the benefit of the Company the dividends that shall remain unclaimed 3 (three) years after the date of commencement of the payment.

2nd Paragraph - The Board of Directors may authorize the Senior Management to resolve on the matter addressed in the caput of the present article.

Article 44 - The Company, by deliberation of the Board of Directors, may, in accordance with legal limitations: (i) provide balance sheets every 6 (six) months or less and, based on them, declare dividends; and (ii) declare intermediary dividends on account of accumulated earnings or of reserves of the existing profits in the last annual or semi-annually balance sheet.

Article 45 - The Company may, through the deliberation of a Shareholders’ Meeting, and observing the legal limits, attribute profit participation to its managers and employees.

CHAPTER VIII

LIQUIDATION OF THE COMPANY

Article 46 - The Company will be dissolved, entering into liquidation, in the cases set forth in law or through the deliberation of a Shareholders’ Meeting, which will determine the manner of settlement and will elect the liquidator and the Fiscal Council for the liquidation period, establishing the respective fees.

Article 47 - The Company’s corporate bodies shall, within the scope of their duties, take all the provisions required to prevent the company from being impeded, in relation to the breach of the provisions of article 68 of Law No. 9.472, of 07/16/97, and its regulations, from exploring directly or indirectly telecommunication service concessions or licenses.

CHART OF ALTERATIONS IN THESE BY-LAWS

Consolidated By-Laws with alterations approved through deliberation of the Extraordinary General Meeting, held on 4/28/2000 and amended at the Extraordinary General Meetings of 09/01/98, 01/27/99, 10/11/99, 05/09/00, 02/23/01, 04/30/01, 04/29/02, 12/30/02, 04/23/03, 09/08/03, 04/19/04, 04/29/05, 04/28/06, 04/10/07 and 7/31/09.